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Exhibit 23.2
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                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Storage Technology Corporation:

We consent to incorporation by reference in this Registration Statement on Form S-4 of Storage Technology Corporation of our report dated January 31, 1992, relating to the consolidated statements of operations and cash flows of XL/Datacomp, Inc. and subsidiaries for the year ended December 31, 1991, and the related consolidated statement of stockholder's equity for the fifteen month period ended December 31, 1991, and the related financial statement schedules, which report appears in the December 31, 1993 annual report on Form 10-K of Storage Technology Corporation.


/s/ KPMG PEAT MARWICK LLP
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KPMG PEAT MARWICK LLP


Chicago, Illinois
December 19, 1994